As filed with the Securities and Exchange Commission on June 12, 2009
Registration No. 333- ____

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM S-3
REGISTRATION STATEMENT
Under The Securities Act of 1933
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SOCKET MOBILE, INC.
(Exact name of Registrant as specified in its charter)
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Delaware	94-3155066
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
39700 Eureka Drive Newark, CA 94560 (510) 933-3000
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
____________________
David W. Dunlap Chief Financial Officer SOCKET MOBILE, INC. 39700 Eureka Drive Newark, CA 94560 (510) 933-3035
(Name, address, including zip code, and telephone number, including area code, of agent for service)
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Copies to:
Herbert P. Fockler, Esq. Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, CA 94304 (650) 493-9300

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / X /

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. / /

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction ID filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. / /

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b 2 of the Exchange Act

Large accelerated filer / /	Accelerated filer / /	Non-accelerated filer / / (Do not check if a smaller reporting company)	Smaller reporting company / X /

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.001 per share	645,981 shares	$ 3.04	$ 1,963,782.24	$ 109.58

(1) Consists of (a) 556,786 shares of Common Stock that the Registrant issued to investors in a private placement on May 26, 2009, (b) 89,195 additional shares of Common Stock issuable upon the exercise of warrants that the Registrant issued to investors and the placement agent in the private placement on May 26, 2009, and (c) an indeterminate number of additional shares of Common Stock as may from time to time be issued with respect to the foregoing securities as a result of stock splits, stock dividends, reclassifications, recapitalizations, combinations or similar events, which shares shall be deemed registered hereunder pursuant to Rule 416 under the Securities Act.
(2) Estimated solely for the purpose of calculation of the registration fee pursuant to Rule 457(c) under the Securities Act based on a per share price of $3.04, the average of the high and low reported sales prices of the Registrant's Common Stock on the Nasdaq Capital Market on June 10, 2009.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 12, 2009

PROSPECTUS

645,981 Shares

Socket Mobile, Inc.

Common Stock

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This prospectus relates to 645,981 shares of our Common Stock which may be sold from time to time by certain stockholders set forth in the “Selling Stockholders” section of this prospectus. Of the shares offered by this prospectus, such shares include 89,195 shares of Common Stock issuable upon exercise or conversion of warrants. The balance of the shares offered pursuant to this prospectus represent shares of our Common Stock held by the selling stockholders or their transferees.

The prices at which the selling stockholders or their transferees may sell the shares may be determined by the prevailing market prices for the shares or in negotiated transactions. While we may receive proceeds upon the exercise of the warrants, we will not receive any proceeds from the sale of the shares offered by this prospectus.

Our Common Stock is quoted on the Nasdaq Capital Market under the symbol “SCKT.” On June 10, 2009, the last reported sale price for our Common Stock on the Nasdaq Capital Market was $3.16 per share.

Investment in the securities involves a high degree of risk. See “Risk Factors” beginning on page 3.

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NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is June __, 2009.

PROSPECTUS SUMMARY

This summary highlights important features of this offering and the information included or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before investing in our Common Stock. You should read the entire prospectus carefully, especially the risks of investing in our Common Stock discussed under "Risk Factors."

The Company

We are a producer of mobile computing hardware systems serving the business and medical mobility market. We offer a family of handheld computer products and a wide range of data collection and connectivity peripheral products for use with third-party vertical applications software and devices. We also offer embedded Bluetooth and wireless LAN products. Our peripheral products work with many third-party mobile handheld devices, including smart phones, handheld computers, tablet computers, ultra-mobile personal computers, and notebooks, adding data collection and connectivity capabilities to these devices. Our products are designed to enable the accessing, collection and processing of data by employees while mobile. Our products utilize popular Bluetooth and Wireless LAN wireless connection technologies. Our plug-in and Bluetooth data collection products offer a variety of data collection technologies, including laser, CMOS, linear and two dimensional barcode scanning, plus we offer radio frequency identification and magnetic stripe readers.

We work with more than 200 software integration companies that are offering or developing vertical software applications for use with handheld computers. Approximately fifty percent of these companies are currently selling solutions that include our products. Healthcare has recently been a primary area of focus for our software integration partners, and more than half of our handheld computer sales now come from organizations within the healthcare industry. Other vertical markets in which mobile solutions that include our handheld computer and/or data collection products are deployed include hospitality, retail merchandising, automotive, government and education. These mobile solutions are designed to improve the productivity of business enterprises and service providers by automating manual tasks, improving the quality of information collected, and enhancing mobile productivity by processing and transferring information from remote locations and mobile devices to the business enterprise, and then if required, back to the remote locations and mobile devices.

We make available to original equipment manufacturers ("OEMs") the Bluetooth and Wireless LAN wireless technologies that we incorporate in our own products through the sale of modules and plug-in cards that these manufacturers embed into their products. These modules and plug-in cards include driver and device management software that is designed to simplify the ability of mobile employees to get and stay connected with Wireless LAN as well as with Bluetooth.

We believe that growth in the mobile workforce, technical advances and cost reductions in mobile devices and networking technologies, and the pervasive use of the Internet are driving broader adoption of mobile computing. Our products are designed to address the growing need for mobile computing by today's mobile workforce by enabling them to access, collect and process data while mobile, thereby enhancing their productivity, allowing them to exploit time sensitive opportunities and improving customer satisfaction. Overall, our products enable the integration of hardware, software and applications into complete mobile data collection and connectivity solutions.

The Company's employee headcount on June 4, 2009 was 70 employees. We subcontract the manufacturing of all of our products to independent third-party contract manufacturers located in the U.S., China and Taiwan who have the equipment, know-how and capacity to manufacture products to our specifications. Our handheld computers and peripheral products are sold through a worldwide network of distributors and resellers, vertical industry partners, and value added resellers. Our OEM products are sold directly to the original equipment manufacturers.

We have financed our operations since inception primarily from the sale of equity capital and have no material long term debt. We also have receivables-based working capital lines of credit with a bank of up to $2.5 million that we use for additional cash resources. The amounts available under the lines are based on levels of qualifying domestic and international receivables and the availability of the lines require us to maintain compliance with financial covenants as specified in the loan agreements with the bank.

2009 Private Placement

On May 26, 2009, we completed the sale of shares of our Common Stock in a private placement with certain investors. The securities purchase agreement provided for the sale of 556,786 shares of Common Stock for aggregate gross proceeds of approximately $1,052,000 before deducting expenses. In addition, we issued to certain investors and the placement agent in the private placement warrants to purchase shares of Common Stock at a price of $1.80 per share. The warrants issued in connection with the private placement are exercisable for five years from the issuance date and represent the right to purchase an aggregate maximum of 89,195 shares of Common Stock.

We issued these shares of Common Stock and the warrants in reliance on an exemption from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder. We are now registering for resale under this prospectus the shares of Common Stock issued to the investors in the private placement and the shares of Common Stock underlying the warrants issued in connection with the private placement.

The Offering
Common Stock offered by selling stockholders	645,981 shares of our Common Stock, including 89,185 shares issuable upon the exercise of warrants.
Use of proceeds	We will not receive any proceeds from the sale of shares in this offering.
Nasdaq Capital Market symbol	SCKT

Corporate Information

We were founded in March 1992 as Socket Communications, Inc. and reincorporated in Delaware in 1995 prior to our initial public offering in June 1995. We began doing business as Socket Mobile, Inc. in January 2007 to better reflect our market focus on the mobile business market and changed our legal name to Socket Mobile, Inc. in April 2008. Our principal executive offices are located at 39700 Eureka Drive, Newark, CA 94560, and our phone number is (510) 933-3000. Our Internet home page is located at http://www.socketmobile.com; however, the information on, or that can be accessed through, our home page, is not part of this Prospectus. Our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and any amendments to such reports are available free of charge on or through our Internet home page, as soon as reasonably practical after we electronically file such material with, or furnish it to, the Securities and Exchange Commission.

RISK FACTORS

An investment in the Common Stock offered by this prospectus involves a high degree of risk. You should carefully consider the risks described below, as well as the risks described in our annual and quarterly reports filed with the Securities and Exchange Commission, before deciding to purchase shares of our Common Stock. The risks described below are not the only ones that we face. Additional risks that generally apply to publicly traded companies, that are not yet identified or that we currently think are immaterial, may also adversely affect our company.

If any of the events, contingencies, circumstances or conditions described in the following risks actually occur, our business, financial condition or results of operations could be seriously harmed. The trading price of our Common Stock could, in turn, decline and you could lose all or part of your investment.

The global economic financial crisis may continue to have an impact on our business and financial condition in ways that we currently cannot predict, and may further limit our ability to raise additional funds.

The continued credit crisis and related turmoil in the global financial system may continue to have an impact on our business and our financial condition. We may face significant challenges if economic conditions and conditions in the financial markets do not improve or continue to worsen. In particular, should our revenues be materially less than forecast, we may find it necessary to initiate further reductions in our expenses and defer product development programs. We may also have difficulty maintaining compliance with our existing bank covenant requirements in order to retain our bank line of credit, and may require additional capital to fund our operations. Our ability to access the capital markets and raise funds required for our operations may be severely restricted at a time when we would like, or need, to do so, which could have an adverse effect on our ability to meet our current and future funding requirements and on our flexibility to react to changing economic and business conditions.

We have a history of operating losses and may not achieve ongoing profitability.

We were unprofitable in the first quarter of 2009 and in each of the quarters in fiscal years 2008, 2007, and 2006. We were profitable in two quarters in 2005, but unprofitable for fiscal year 2005. Fiscal year 2004 was the first profitable year in our history, but only to the extent of $288,000. Prior to 2004, we incurred significant operating losses in each financial period since our inception. To achieve ongoing profitability, we must accomplish numerous objectives, including growth in our business and the development of successful new products. We cannot foresee with any certainty whether we will be able to achieve these objectives in the future. Accordingly, we may not generate sufficient net revenue or manage our expenses sufficiently to achieve ongoing profitability. If we cannot achieve ongoing profitability, we will not be able to support our operations from positive cash flows, and we would use our existing cash and bank line of credit to support operating losses. If we are unable to secure the necessary capital to replace that cash, we may need to suspend some or all of our current operations.

We may require additional capital in the future, but that capital may not be available, if at all, on reasonable terms or on terms that would not cause substantial dilution to your stock holdings.

We may incur operating losses in future quarters and would need to raise capital to fund such losses. Our forecasts are highly dependent on factors beyond our control, including market acceptance of our products and sales of handheld computers. If capital requirements vary materially from those currently planned, we may require additional capital sooner than expected. There can be no assurance that such capital will be available in sufficient amounts or on terms acceptable to us, if at all. In addition, the availability of our bank line of credit is dependent upon our meeting a minimum monthly liquidity covenant which has become more stringent. Continuous operating losses could cause us to become non-compliant with this covenant and result in the loss of the availability of the line of credit, and there can be no assurance that alternative financing would be available to us.

Our quarterly operating results may fluctuate in future periods, which could cause our stock price to decline.

We expect to experience quarterly fluctuations in operating results in the future. We generally ship orders as received, and as a result we may have little backlog. Quarterly revenues and operating results therefore depend on the volume and timing of orders received during the quarter, which are difficult to forecast. Historically, we have often recognized a substantial portion of our revenue in the last month of the quarter. This subjects us to the risk that even modest delays in orders may adversely affect our quarterly operating results. Our operating results may also fluctuate due to factors such as:

  the demand for our products;
  the size and timing of customer orders;
  unanticipated delays or problems in our introduction of new products and product enhancements;
  the introduction of new products and product enhancements by our competitors;
  the timing of the introduction of new products that work with our connection products;
  changes in the revenues attributable to royalties and engineering development services;
  product mix;
  timing of software enhancements;
  changes in the level of operating expenses;
  competitive conditions in the industry including competitive pressures resulting in lower average selling prices;
  timing of distributors' shipments to their customers; and
  general economic conditions and conditions specifically in our customers' industries.

Because we base our staffing and other operating expenses on anticipated revenues, unanticipated declines or delays in the receipt of orders can cause significant variations in operating results from quarter to quarter. As a result of any of the foregoing factors, or a combination, our results of operations in any given quarter may be below the expectations of public market analysts or investors, in which case the market price of our Common Stock would be adversely affected.

If third-parties do not produce and sell innovative products with which our products are compatible, or if our own line of mobile handheld computers is not successful, we may not achieve our sales projections.

Our success has been dependent upon the ability of third-parties in the mobile personal computer industry to successfully develop products that include or are compatible with our technology and then to sell these products into the marketplace. Even if we are successful in marketing and selling our new line of mobile handheld computers, our ability to generate increased revenue depends significantly on the commercial success of other parties' Windows mobile products, particularly standard Pocket PC handhelds, phone-integrated devices, tablet computers, and other phone-integrated devices, including those from Palm, Nokia, and Blackberry, with which our plug-in and wireless peripherals can be used, and the adoption of these mobile computer devices for business use. A number of manufacturers of handheld computers have reduced the number of handheld products offered, or curtailed development of future handheld computer products. If manufacturers are unable or choose not to ship new products such as Pocket PC and other Windows mobile devices, or experience difficulties with new product transitions that cause delays in the market as we have experienced in the past three years, or if these products fail to achieve or maintain market acceptance, the number of our potential new customers would be reduced and we would not be able to meet our sales expectations.

If we fail to develop and introduce new products rapidly and successfully, we will not be able to compete effectively, and our ability to generate sufficient revenues will be negatively affected.

The market for our products is prone to rapidly changing technology, evolving industry standards and short product life cycles. If we are unsuccessful at developing and introducing new products and services on a timely basis that include the latest technologies conforming to the newest standards and that are appealing to end users, we will not be able to compete effectively, and our ability to generate significant revenues will be seriously harmed.

The development of new products and services can be very difficult and requires high levels of innovation. The development process is also lengthy and costly. Short product life cycles expose our products to the risk of obsolescence and require frequent new product introductions. We will be unable to introduce new products and services into the market on a timely basis and compete successfully, if we fail to:

  invest significant resources in research and development, sales and marketing, and customer support;
  identify emerging trends, demands and standards in the field of mobile computing products;
  enhance our products by adding additional features;
  maintain superior or competitive performance in our products; and

  anticipate our end users' needs and technological trends accurately.

We cannot be sure that we will have sufficient resources to make adequate investments in research and development or that we will be able to identify trends or make the technological advances necessary to be competitive.

A significant portion of our revenue currently comes from two distributors, and any decrease in revenue from these distributors could harm our business.

A significant portion of our revenue comes from two distributors, Tech Data Corp. and Ingram Micro, Inc., which together represented approximately 40% and 31% of our worldwide revenue in the first quarter of 2009 and fiscal year 2008, respectively. We expect that a significant portion of our revenue will continue to depend on sales to Tech Data Corp. and Ingram Micro, Inc. We do not have long-term commitments from Tech Data Corp. or Ingram Micro, Inc. to carry our products. Either could choose to stop selling some or all of our products at any time, and each of these companies also carries our competitors' products. If we lose our relationship with Tech Data Corp. or Ingram Micro, Inc., we would experience disruption and delays in marketing our products.

If the market for mobile computers experiences delays, or fails to grow, we may not achieve our sales projections.

Substantially all of our peripheral products are designed for use with mobile personal computers, including handhelds, notebooks, tablets, and handhelds with integrated phones. If the mobile personal computer industry does not grow, if its growth slows, or if product or operating system changeovers by mobile computer manufacturers and partners cause delays in the market, as we have experienced repeatedly in the past three years, or if the markets for our mobile handheld computers do not grow, or if the impact of the global economic financial crisis continues, we may not achieve our sales projections.

Our sales will be hurt if the new technologies used in our products do not become widely adopted, or are adopted slower than expected.

Many of our products use new technologies, such as two dimensional bar code scanning and radio frequency identification, which are not yet widely adopted in the market. If these technologies fail to become widespread, or are adopted slower than expected, our sales will suffer.

We could face increased competition in the future, which would adversely affect our financial performance.

The market for mobile handheld computers in which we operate is very competitive. Our future financial performance is contingent on a number of unpredictable factors, including that:

  some of our competitors have greater financial, marketing, and technical resources than we do;
  we periodically face intense price competition, particularly when our competitors have excess inventories and discount their prices to clear their inventories; and
  certain OEMs of personal computers, mobile phones and handheld computers offer products with built-in functions, such as Bluetooth wireless technology, Wi-Fi, or bar code scanning, that compete with our products.

Increased competition could result in price reductions, fewer customer orders, reduced margins, and loss of market share. Our failure to compete successfully against current or future competitors could harm our business, operating results and financial condition.

If we do not correctly anticipate demand for our products, our operating results will suffer.

The demand for our products depends on many factors and is difficult to forecast. We expect that it will become more difficult to forecast demand given current economic conditions, as we introduce and support more products, and as competition in the market for our products intensifies. If demand is lower than forecasted levels, we could have excess production resulting in higher inventories of finished products and components, which could lead to write-downs or write-offs of some or all of the excess inventories, and reductions in our cash balances. Lower than forecasted demand could also result in excess manufacturing capacity at our third-party manufacturers and in our failure to meet minimum purchase commitments, each of which may lower our operating results.

If demand increases beyond forecasted levels, we would have to rapidly increase production at our third-party manufacturers. We depend on suppliers to provide additional volumes of components, and suppliers might not be able to increase production rapidly enough to meet unexpected demand. Even if we were able to procure enough components, our third-party manufacturers might not be able to produce enough of our devices to meet our customer demand. In addition, rapid increases in production levels to meet unanticipated demand could result in higher costs for manufacturing and supply of components and other expenses. These higher costs could lower our profit margins. Further, if production is increased rapidly, manufacturing yields could decline, which may also lower operating results.

We rely primarily on distributors, resellers, vertical industry partners, and OEMs to sell our products, and our sales would suffer if any of these third-parties stops selling our products effectively.

Because we sell our products primarily through distributors, resellers, vertical industry partners, and OEMs, we are subject to risks associated with channel distribution, such as risks related to their inventory levels and support for our products. Our distribution channels may build up inventories in anticipation of growth in their sales. If such growth in their sales does not occur as anticipated, the inventory build up could contribute to higher levels of product returns. The lack of sales by any one significant participant in our distribution channels could result in excess inventories and adversely affect our operating results.

Our agreements with distributors, resellers, vertical industry partners, and OEMs are generally nonexclusive and may be terminated on short notice by them without cause. Our distributors, resellers, vertical industry partners, and OEMs are not within our control, are not obligated to purchase products from us, and may offer competitive lines of products simultaneously. Sales growth is contingent in part on our ability to enter into additional distribution relationships and expand our sales channels. We cannot predict whether we will be successful in establishing new distribution relationships, expanding our sales channels or maintaining our existing relationships. A failure to enter into new distribution relationships or to expand our sales channels could adversely impact our ability to grow our sales.

We allow our distribution channels to return a portion of their inventory to us for full credit against other purchases. In addition, in the event we reduce our prices, we credit our distributors for the difference between the purchase price of products remaining in their inventory and our reduced price for such products. Actual returns and price protection may adversely affect future operating results, particularly since we seek to continually introduce new and enhanced products and are likely to face increasing price competition.

We depend on alliances and other business relationships with a small number of third-parties, and a disruption in any one of these relationships would hinder our ability to develop and sell our products.

We depend on strategic alliances and business relationships with leading participants in various segments of the communications and mobile handheld computer markets to help us develop and market our products. Our strategic partners may revoke their commitment to our products or services at any time in the future or may develop their own competitive products or services. Accordingly, our strategic relationships may not result in sustained business alliances, successful product or service offerings, or the generation of significant revenues. Failure of one or more of such alliances could result in delay or termination of product development projects, failure to win new customers, or loss of confidence by current or potential customers.

We have devoted significant research and development resources to design activities for Windows Mobile, Windows CE, Windows Vista/XP, RIM Blackberry, and Nokia E71 operating systems, and more recently, to develop our own family of mobile handheld computers. Such design activities have diverted financial and personnel resources from other development projects. These design activities are not undertaken pursuant to any agreement under which Microsoft, Research In Motion, or Symbian is obligated to continue the collaboration or to support the products produced from the collaboration. Consequently, these organizations may terminate their collaborations with us for a variety of reasons, including our failure to meet agreed-upon standards or for reasons beyond our control, such as changing market conditions, increased competition, discontinued product lines, and product obsolescence.

Our intellectual property and proprietary rights may be insufficient to protect our competitive position.

Our business depends on our ability to protect our intellectual property. We rely primarily on patent, copyright, trademark, trade secret laws, and other restrictions on disclosure to protect our proprietary technologies. We cannot be sure that these measures will provide meaningful protection for our proprietary technologies and processes. We cannot be sure that any patent issued to us will be sufficient to protect our technology. The failure of any patents to provide protection to our technology would make it easier for our competitors to offer similar products. In connection with our participation in the development of various industry standards, we may be required to license certain of our patents to other parties, including our competitors, that develop products based upon the adopted standards.

We also generally enter into confidentiality agreements with our employees, distributors, and strategic partners, and generally control access to our documentation and other proprietary information. Despite these precautions, it may be possible for a third-party to copy or otherwise obtain and use our products, services, or technology without authorization, develop similar technology independently, or design around our patents.

Effective copyright, trademark, and trade secret protection may be unavailable or limited in certain foreign countries. Furthermore, certain of our customers have entered into agreements with us which provide that the customers have the right to use our proprietary technology in the event we default in our contractual obligations, including product supply obligations, and fail to cure the default within a specified period of time.

We may become subject to claims of intellectual property rights infringement, which could result in substantial liability.

In the course of operating our business, we may receive claims of intellectual property infringement or otherwise become aware of potentially relevant patents or other intellectual property rights held by other parties. Many of our competitors have large intellectual property portfolios, including patents that may cover technologies that are relevant to our business. In addition, many smaller companies, universities, and individuals have obtained or applied for patents in areas of technology that may relate to our business. The industry is moving towards aggressive assertion, licensing, and litigation of patents and other intellectual property rights. In June 2007, we received a letter from Wi-LAN, Inc., claiming that certain of our wireless LAN products infringe on two US and one Canadian patent held by WI-LAN, Inc. In October 2007, WI-LAN, Inc. filed patent infringement lawsuits against a number of companies alleging that those companies infringe the two US patents by manufacturing, using, or offering for sale products with wireless capability compliant with the IEEE 802.11 standards. WI-LAN, Inc. is asking for money damages and a court order barring the sale of products that use the patented technology. We have not been named in the lawsuit, and we do not plan to make any changes to our current business at this time. Nonetheless, we may be added to the lawsuit in the future, and even if we are not, the outcome of this lawsuit may result in future changes to our business, including potential increased costs for those of our products that make use of the related technology. In October 2007, we received a letter from WIAV Solutions, LLC, offering to license the wireless technology covered by two US patents held by WIAV Solutions, LLC. The two patents cover implementations of the 802.11 standard. To date we have not entered into discussions to license their technology.

If we are unable to obtain and maintain licenses on favorable terms for intellectual property rights required for the manufacture, sale, and use of our products, particularly those products which must comply with industry standard protocols and specifications to be commercially viable, our results of operations or financial condition could be adversely impacted.

In addition to disputes relating to the validity or alleged infringement of other parties' rights, we may become involved in disputes relating to our assertion of our own intellectual property rights. Whether we are defending the assertion of intellectual property rights against us or asserting our intellectual property rights against others, intellectual property litigation can be complex, costly, protracted, and highly disruptive to business operations by diverting the attention and energies of management and key technical personnel. Plaintiffs in intellectual property cases often seek injunctive relief, and the measures of damages in intellectual property litigation are complex and often subjective or uncertain. Thus, any adverse determinations in this type of litigation could subject us to significant liabilities and costs.

New industry standards may require us to redesign our products, which could substantially increase our operating expenses.

Standards for the form and functionality of our products are established by standards committees. These independent committees establish standards, which evolve and change over time, for different categories of our products. We must continue to identify and ensure compliance with evolving industry standards so that our products are interoperable and we remain competitive. Unanticipated changes in industry standards could render our products incompatible with products developed by major hardware manufacturers and software developers. Should any major changes, even if anticipated, occur, we would be required to invest significant time and resources to redesign our products to ensure compliance with relevant standards. If our products are not in compliance with prevailing industry standards for a significant period of time, we would miss opportunities to sell our products for use with new hardware components from mobile computer manufacturers and OEMs, thus affecting our business.

Undetected flaws and defects in our products may disrupt product sales and result in expensive and time-consuming remedial action.

Our hardware and software products may contain undetected flaws, which may not be discovered until customers have used the products. From time to time, we may temporarily suspend or delay shipments or divert development resources from other projects to correct a particular product deficiency. Efforts to identify and correct errors and make design changes may be expensive and time consuming. Failure to discover product deficiencies in the future could delay product introductions or shipments, require us to recall previously shipped products to make design modifications, or cause unfavorable publicity, any of which could adversely affect our business and operating results.

The loss of one or more of our senior personnel could harm our existing business.

A number of our officers and senior managers have been employed for thirteen to sixteen years by us, including our President, Executive Vice President, Chief Financial Officer, and Chief Technical Officer. Our future success will depend upon the continued service of key officers and senior managers. Competition for officers and senior managers is intense, and there can be no assurance that we will be able to retain our existing senior personnel. The loss of one or more of our officers or key senior managers could adversely affect our ability to compete.

Beginning January 1, 2006 we began to expense options granted under our employee stock plans as compensation, and as a result our net income and earnings per share were negatively affected, and we may continue to have net losses as a result of the requirement to expense options, and may find it necessary to change our business practices to attract and retain employees.

Historically, we have used stock options as a key component of our employee compensation packages. We believe that stock options provide an incentive to our employees to maximize long-term stockholder value and, through the use of vesting, encourage valued employees to remain with us. The expensing of employee stock options adversely affected our net income and earnings per share in the first quarter of 2009 and in each of the quarters in fiscal years 2008, 2007, and 2006, will continue to adversely affect future quarters, and will make profitability harder to achieve. In addition, we may decide in response to the effects of expensing stock options on our operating results to reduce the number of stock options granted to employees or to grant options to fewer employees. This could adversely affect our ability to retain existing employees and attract qualified candidates, and also could increase the cash compensation we would have to pay to them.

If we are unable to attract and retain highly skilled sales and marketing and product development personnel, our ability to develop and market new products and product enhancements will be adversely affected.

We believe our ability to achieve increased revenues and to develop successful new products and product enhancements will depend in part upon our ability to attract and retain highly skilled sales and marketing and product development personnel. Our products involve a number of new and evolving technologies, and we frequently need to apply these technologies to the unique requirements of mobile products. Our personnel must be familiar with both the technologies we support and the unique requirements of the products to which our products connect. Competition for such personnel is intense, and we may not be able to attract and retain such key personnel. In addition, our ability to hire and retain such key personnel will depend upon our ability to raise capital or achieve increased revenue levels to fund the costs associated with such key personnel. Failure to attract and retain such key personnel will adversely affect our ability to develop and market new products and product enhancements.

We may not be able to collect revenues from customers who experience financial difficulties.

Our accounts receivable are derived primarily from distributors and OEMs. We perform ongoing credit evaluations of our customers' financial conditions but generally require no collateral from our customers. Reserves are maintained for potential credit losses, and such losses have historically been within such reserves. However, many of our customers may be thinly capitalized and may be prone to failure in adverse market conditions. Although our collection history has been good, from time to time a customer may not pay us because of financial difficulty, bankruptcy or liquidation. The current global financial crisis may have an impact on our customers' ability to pay us in a timely manner, and consequently, we may experience increased difficulty in collecting our accounts receivable, and we may have to increase our reserves in anticipation of increased uncollectible accounts.

We may be unable to manufacture our products, because we are dependent on a limited number of qualified suppliers for our components.

Several of our component parts, including our serial interface chip, our Ethernet chip, our bar code scanning modules, and our new line of mobile handheld computers, are produced by one or a limited number of suppliers. Shortages could occur in these essential components due to an interruption of supply or increased demand in the industry. If we are unable to procure certain component parts, we could be required to reduce our operations while we seek alternative sources for these components, which could have a material adverse effect on our financial results. To the extent that we acquire extra inventory stocks to protect against possible shortages, we would be exposed to additional risks associated with holding inventory, such as obsolescence, excess quantities, or loss.

Our operating results could be harmed by economic, political, regulatory and other risks associated with export sales.

Export sales (sales to customers outside the United States) accounted for approximately 42% of our revenue in the first quarter of 2009 and 37% of our revenue in the fiscal year 2008. Accordingly, our operating results are subject to the risks inherent in export sales, including:

  longer payment cycles;
  unexpected changes in regulatory requirements, import and export restrictions and tariffs;
  difficulties in managing foreign operations;
  the burdens of complying with a variety of foreign laws;
  greater difficulty or delay in accounts receivable collection;
  potentially adverse tax consequences; and
  political and economic instability.

Our export sales are primarily denominated in United States dollars and in Euros for our sales to European distributors. Accordingly, an increase in the value of the United States dollar relative to foreign currencies could make our products more expensive and therefore potentially less competitive in foreign markets. Declines in the value of the Euro relative to the United States dollar may result in foreign currency losses relating to collection of Euro denominated receivables if left unhedged.

Our operations are vulnerable to interruption by fire, earthquake, power loss, telecommunications failure, and other events beyond our control.

Our corporate headquarters is located near an earthquake fault. The potential impact of a major earthquake on our facilities, infrastructure, and overall business is unknown. Additionally, we may experience electrical power blackouts or natural disasters that could interrupt our business. Should a disaster be widespread, such as a major earthquake, or result in the loss of key personnel, we may not be able to implement our disaster recovery plan in a timely manner. Any losses or damages incurred by us as a result of these events could have a material adverse effect on our business.

Failure to maintain effective internal controls could have a material adverse effect on our business, operating results and stock price.

We have evaluated and will continue to evaluate our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act, which requires an annual management assessment of the design and effectiveness of our internal controls over financial reporting. If we fail to maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. Moreover, effective internal controls, particularly those related to revenue recognition, are necessary for us to produce reliable financial reports and are important to helping prevent financial fraud. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our stock could drop significantly.

The sale of a substantial number of shares of our Common Stock could cause the market price of our Common Stock to decline.

Sales of a substantial number of shares of our Common Stock in the public market could adversely affect the market price for our Common Stock. The market price of our Common Stock could also decline if one or more of our significant stockholders decided for any reason to sell substantial amounts of our Common Stock in the public market.

As of June 10, 2009, we had 3,786,702 shares of Common Stock outstanding, of which 556,786 shares are being registered for resale under the registration statement of which this prospectus is a part. Substantially all of these shares are, or will become with the effectiveness of the registration statement, freely tradable in the public market, either without restriction or subject, in some cases, only to prospectus delivery requirements and, in other cases, only to manner of sale, volume, and notice requirements of Rule 144 under the Securities Act.

As of June 10, 2009, we had 1,310,523 shares of Common Stock subject to outstanding options under our stock option plans, and 21,546 shares of Common Stock were available for future issuance under the plans. We have registered the shares of Common Stock subject to outstanding options and reserved for issuance under our stock option plans. Accordingly, the shares of Common Stock underlying vested options will be eligible for resale in the public market as soon as the options are exercised.

As of June 10, 2009, we had 89,195 shares of Common Stock subject to outstanding warrants issued in the private placement, all of which are being registered for resale under the registration statement of which this prospectus is a part. With the effectiveness of the registration statement, the shares of Common Stock underlying these warrants will be eligible for resale in the public market as soon as the warrants are exercised.

Volatility in the trading price of our Common Stock could negatively impact the price of our Common Stock.

During the period from January 1, 2008 through June 10, 2009, our Common Stock price (adjusted to reflect a one-for-ten reverse stock split effected on October 23, 2008) fluctuated between a high of $9.00 and a low of $0.50. Following the reverse stock split which significantly decreased the Company's share float, we have experienced low trading volumes in our stock, and thus relatively small purchases and sales can have a significant effect on our stock price. The trading price of our Common Stock could be subject to wide fluctuations in response to many factors, some of which are beyond our control, including general economic conditions and the outlook of securities analysts and investors on our industry. In addition, the stock markets in general, and the markets for high technology stocks in particular, have experienced high volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our Common Stock.

INFORMATION CONTAINED IN THIS PROSPECTUS

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders listed in this prospectus are offering to sell, and seeking offers to buy, shares of our Common Stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our Common Stock.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward looking statements within the meaning of the securities laws. These forward looking statements are subject to a number of risks and uncertainties, many of which are beyond our control. All statements other than statements of historical facts included in this prospectus, including the statements under "Prospectus Summary" and elsewhere in this prospectus regarding our strategy, future operations, financial position, estimated revenues, projected costs, prospects, plans and objectives of management are forward looking statements. When used in this prospectus, the words "will," "believe," "anticipate," "intend," "estimate," "expect," "project" and similar expressions are intended to identify forward looking statements, although not all forward looking statements contain such identifying words. All forward looking statements speak only as of the date of this prospectus. Neither we nor any of the selling stockholders undertake any obligation to update or revise publicly any forward looking statements, whether as a result of new information, future events or otherwise. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward looking statements we make in this prospectus are reasonable, ultimately we may not achieve such plans, intentions or expectations.

We disclose important factors that could cause our actual results to differ materially from our expectations under "Risk Factors" and elsewhere in this prospectus. Such factors include, among others, the following: our ability to raise sufficient capital to fund our operations, our ability to achieve profitability, developments in the market for our products, including the market for mobile computers that use the Windows Pocket PC operating system, developments in our relationships with our strategic partners, and world economic and financial conditions. These cautionary statements qualify all forward looking statements attributable to us or persons acting on our behalf.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares sold under this prospectus, although we may receive up to approximately $160,551 upon full exercise of the warrants. Any proceeds received from the exercise of warrants will be used to increase the Company's working capital balances. All proceeds from the sale of the shares will be for the account of the selling stockholders. See "Selling Stockholders" and "Plan of Distribution."

SELLING STOCKHOLDERS

In connection with the private placement completed on May 26, 2009, the Company entered into a registration rights agreement with the purchasers in the private placement, who are now the selling stockholders. The registration statement of which this prospectus is a part has been filed in accordance with the registration rights agreement. The shares of Common Stock covered by this prospectus consist of shares of Common Stock that we issued in the private placement and shares of Common Stock issuable upon the exercise of warrants also issued in the private placement. The warrants held by the selling stockholders are exercisable at any time in whole or in part and expire on May 26, 2014. The table below sets forth, to our knowledge, information about the selling stockholders as of June 10, 2009.

We do not know when or in what amounts the selling stockholders may offer shares for sale. The selling stockholders may sell any or all of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares pursuant to this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of shares that will be held by the selling stockholders after completion of this offering. For purposes of this table, however, we have assumed that, after completion of this offering, none of the shares covered by this prospectus will be held by the selling stockholders. Such shares are subject to limitations on sale pursuant to an agreement between us and the selling stockholders as described below under "Plan of Distribution."

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to shares of our Common Stock. Unless otherwise indicated below, to our knowledge, the selling stockholders named in the table have sole voting and investment power with respect to the shares of Common Stock beneficially owned by them. The number of shares of Common Stock beneficially owned prior to the offering shown in the table for each selling stockholder includes (i) all shares held by the selling stockholder prior to the private placement, plus (ii) all shares purchased by the selling stockholder pursuant to the private placement and being offered pursuant to the prospectus, as well as (iii) all options or other derivative securities held by the selling stockholder that are exercisable within 60 days of June 10, 2009, including the warrants issued in the private placement.

Throughout this prospectus, when we refer to the "selling stockholders," we mean the persons listed in the table below, as well as the pledgees, donees, assignees, transferees, successors and others who later hold any of the selling stockholders' interests, and when we refer to the shares of our Common Stock being offered by this prospectus on behalf of the selling stockholders, we are referring to the shares of our Common Stock sold in and the shares of our Common Stock issuable upon the exercise of the warrants issued in the private placement, collectively, unless otherwise indicated.

The selling stockholders may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act of 1933, some or all of their shares of Common Stock since the date as of which the information in the table below is presented. Information about the selling stockholders may change over time.

	Shares Beneficially Owned Prior to	Number of Shares	Shares Beneficially Owned After Offering
Name	Offering	Being Offered	Number	Percent(1)
Kevin J. Mills (2)	306,525	200,000	106,525	2.8%
The Bass Trust (3)	267,974	50,000	217,974	5.8%
Leviticus Partners L.P. (4)(16)	287,172	99,999	187,173	4.9%
Cardinal Value LP (5)	78,321	33,331	44,990	1.2%
Howard Miller (6)	33,360	20,160	13,200	*
Rogers Family Trust (7)	360,288	168,000	192,288	5.1%
Brian G. Swift (8)(16)	58,994	58,795	199	*
William A. Klages (9)(16)	2,103	1,553	550	*
Gary Hamilton (10)(16)	1,553	1,553	0	*
David N. Olson (11)(16)	4,676	4,676	0	*
David Dohrmann (12)(16)	1,057	1,057	0	*
Timothy Collins (13)(16)	1,057	1,057	0	*
Kevin F. Cottrell (14)(16)	1,057	1,057	0	*
Security Research Associates, Inc. (15)(16)	4,743	4,743	0	*
* Less than 1%.
(1) Based upon 3,786,702 shares of Common Stock outstanding as of the close of business on June 10, 2009 in accordance with Rule 13d-3 under the Securities Exchange Act of 1934.
(2) Includes (i) 89,557 shares of Common Stock subject to options exercisable by Kevin J. Mills within 60 days of June 10, 2009, (ii) 180,000 shares of Common Stock held by the Kevin and Frances Mills Trust dtd 04/10/2003, (iii) 11,979 shares of Common Stock held by the Irrevocable Trust for Benefit of Nadia Dominique Mills dtd 12/26/2000, and (iv) 11,979 shares of Common Stock held by the Irrevocable Trust for Benefit of Enrico Kevin Mills dtd 12/26/2000. As trustee, Mr. Mills has beneficial ownership of the trusts and he and his wife share voting and investment control in respect of the securities of the trusts. Mr. Mills is President and Chief Executive Officer of Socket Mobile.
(3) Includes 43,750 shares of Common Stock subject to options exercisable by Charlie Bass, within 60 days of June 10, 2009. The Bass Trust is a family trust for Charlie Bass, Chairman of the Board of Socket Mobile. Mr. Bass is the custodian of The Bass Trust and has voting control and beneficial ownership of the trust.
(4) Includes 16,666 shares of Common Stock subject to a warrant issued in the private placement. AMH Equity LLC is the general partner of Leviticus Partners, LP Adam Hutt, the President of AMH Equity LLC, has voting and investment control in respect of the securities held by Leviticus Partners, LP
(5) Includes 5,555 shares of Common Stock subject to a warrant issued in the private placement. James Smart and William Smart are managing members of Cardinal Value LP and have voting and investment control in respect of the securities held by Cardinal Value LP
(6) Includes 3,360 shares of Common Stock subject to a warrant issued in the private placement. The securities are held by the Howard Miller IRA. Howard Miller, an individual, has voting and investment control in respect of the securities held by the Howard Miller IRA and is the beneficial owner of the IRA.
(7) Includes (i) 28,000 shares of Common Stock subject to a warrant issued to the Rogers Family Trust UTD 01-21-81 in the private placement, (ii) 243,887 shares of Common Stock held by the Rogers Family Trust UTD 01-21-81, and (iii) 88,401 shares of Common Stock held by the Roy and Ruth Rogers Unitrust, UTD 09-28-89. Roy L. Rogers, an individual, is the beneficial owner of the trusts and has voting control in respect of the securities held by the trusts.
(8) Includes (i) 12,143 shares of Common Stock subject to a warrant issued to the Brian G. Swift and Suzanne B. Swift TTEES UTD 3/13/91 FBO Brian and Suzanne Swift 1991 Liv Trust in the private placement, (ii) 7,775 shares of Common Stock subject to a warrant issued to the Brian G. Swift IRA in the private placement, and (iii) 38,877 shares of Common Stock held by the Brian G. Swift IRA. Brian G. Swift, an individual, has voting and investment control in respect of the securities held by the Brian G. Swift IRA and is a beneficial owner of the IRA. As trustee, Mr. Swift has beneficial ownership of the trust and he and his wife share voting and investment control in respect of the securities of the trust.

(9) Includes 1,553 shares of Common Stock subject to a warrant issued in the private placement.
(10) Consists of 1,553 shares of Common Stock subject to a warrant issued in the private placement.
(11) Consists of 4,676 shares of Common Stock subject to a warrant issued in the private placement.
(12) Consists of 1,057 shares of Common Stock subject to a warrant issued in the private placement.
(13) Consists of 1,057 shares of Common Stock subject to a warrant issued in the private placement.
(14) Consists of 1,057 shares of Common Stock subject to a warrant issued in the private placement.
(15) Consists of 4,743 shares of Common Stock subject to a warrant issued in the private placement. Each of Brian G. Swift, William A. Klages, Gary Hamilton, David N. Olson, David Dohrmann, Timothy Collins and Kevin F. Cottrell, who are shareholders of Security Research Associates, Inc., may be deemed to be the beneficial owner of the securities held by Security Research Associates, Inc. and have voting and investment control in respect of these securities.
(16) The selling stockholders identified have indicated that they are, or are affiliates of, registered broker-dealers. These selling stockholders have represented that at the time of the acquisition of the securities, they had no agreements or understandings, directly or indirectly, with any person to distribute the securities. To the extent that we become aware that any such selling stockholders did have such an agreement or understanding, we will file a post-effective amendment to registration statement of which this prospectus is a part to designate such person as an "underwriter" within the meaning of the Securities Act of 1933.

PLAN OF DISTRIBUTION

We are registering the shares of Common Stock issued in the May 26, 2009 private placement and the shares of Common Stock issuable upon exercise or conversion of warrants also issued in the private placement, for sale on behalf of the selling stockholders. These shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected at various times in one or more of the following transactions, or in other kinds of transactions:

  transactions on the Nasdaq Stock Market or on any national securities exchange or US inter-dealer system of a registered national securities association on which the Common Stock may be listed or quoted at the time of sale;

  in the over-the-counter market;

  in private transactions and transactions otherwise than on these exchanges or systems or in the over-the-counter market;

  in connection with short sales of shares of our Common Stock;

  by pledge to secure or in payment of debt and other obligations;

  through the writing of options, whether the options are listed on an options exchange or otherwise;

  in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options; or

  through a combination of any of the above transactions.

The selling stockholders and their successors, including their transferees, pledgees or donees or their successors, may sell the shares directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers. Discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

We entered into a registration rights agreement for the benefit of the selling stockholders to register the Common Stock issued in the May 26, 2009 private placement and the Common Stock issuable upon exercise or conversion of warrants under applicable federal and state securities laws. The registration rights agreement provides for cross-indemnification among the selling stockholders and us and our respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the securities covered by this prospectus, including liabilities under the Securities Act. We will pay substantially all of the expenses incurred by the selling stockholders incident to the registration of the offering and sale of the securities covered by this prospectus.

LEGAL MATTERS

Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California will pass upon certain legal matters relating to the validity of the securities offered hereby.

EXPERTS

Moss Adams LLP, independent registered public accounting firm, have audited our financial statements included in our Annual Report on Form 10 K for the year ended December 31, 2008, as set forth in their report, which is incorporated by reference in this prospectus and registration statement. Our financial statements are incorporated by reference in reliance on Moss Adams LLP's report and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S 3, of which this prospectus is a part, under the Securities Act with respect to the shares of Common Stock offered hereby. This prospectus does not contain all of the information included in the registration statement. Statements in this prospectus concerning the provisions of any document filed as an exhibit to the registration statement or otherwise filed by us with the SEC are not necessarily complete. You should refer to the copies of these documents for a more complete understanding of the matters involved. Each statement concerning these documents is qualified in its entirety by such reference.

We are subject to the informational requirements of the Securities Exchange Act of 1934 and, accordingly, file reports, proxy statements and other information with the SEC. Copies of our reports, proxy statements and other information also may be inspected and copied at the SEC's public reference room located at 100 F Street, N.E., Washington, DC 20549. You can call the SEC at 1-800-SEC-0330 for further information about the operation of the public reference room. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. You can also find these documents through our own web site which is located at http://www.socketmobile.com. Information included on our web site is not a part of this prospectus or any prospectus supplement.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you in this document by referring you to other filings we have made with the SEC. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. In this instance, we are incorporating by reference the documents and information listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act prior to the completion of the offering covered by this prospectus:

(1) Our Annual Report on Form 10 K for the year ended December 31, 2008, filed with the SEC on March 16, 2009.

(2) Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, filed with the SEC on May 14, 2009.

(3) Our current reports on Form 8-K filed with the SEC on January 7, 2009, January 27, 2009, February 18, 2009, February 25, 2009, April 3, 2009, April 22, 2009 and May 20, 2009.

(4) The description of our Common Stock contained in our Registration Statement on Form 8 A filed with the SEC on April 11, 1995, as amended by our Registration Statement on Form 8 A/A filed with the SEC on June 15, 1995.

We will provide to any person, including any beneficial owner, to whom a prospectus is delivered, a copy of any of the information which has been incorporated by reference into this prospectus at no cost upon an oral or written request to:

Socket Mobile, Inc.
39700 Eureka Drive
Newark, CA 94560
Attention: David W. Dunlap
Phone: (510) 933-3035

645,981 Shares

SOCKET MOBILE, INC.

____________________

COMMON STOCK
____________________

PROSPECTUS

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

June 10, 2009

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The Registrant will bear no expenses in connection with any sale or other distribution by the selling stockholders of the shares being registered other than the expenses of preparation and distribution of this Registration Statement and the Prospectus included in this Registration Statement. Such expenses are set forth in the following table. All of the amounts shown are estimates, except the Securities and Exchange Commission registration fee.

Amount To Be Paid
SEC registration fee	$109.58
Legal fees and expenses	25,000.00
Accounting fees and expenses	10,000.00
Miscellaneous	4,890.42
Total	$40,000.00

Item 15. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the "Delaware Law") authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933. Article VII of the Registrant's Certificate of Incorporation and Article VI of the Registrant's Bylaws provide for indemnification of the Registrant's directors and officers and authorize indemnification of employees and other agents to the maximum extent permitted by Delaware Law. In addition, the Registrant has entered into Indemnification Agreements with its officers and directors and certain stockholders.

Insofar as indemnification by us for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions referenced above or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by one of Registrant's directors, officers, or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, Registrant will, unless in the opinion of Registrant's counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 16. Exhibits

Exhibits		Description

5.1		Opinion of Wilson Sonsini Goodrich & Rosati, P.C.
10.1	(1)	Securities Purchase Agreement dated as of May 18, 2009 among Socket Mobile, Inc. and the Non-Management Purchasers and the Management Purchasers listed on Exhibit A thereto.
10.2	(1)	Registration Rights Agreement dated as of May 18, 2009 by and among Socket Mobile, Inc. and the Purchasers listed on Exhibit A thereto.
10.3	(1)	Form of Warrant for the Purchase of Shares of Common Stock issued to the Non-Management Purchasers.
10.4	(1)	Form of Warrant for the Purchase of Shares of Common Stock to be issued to Security Research Associates, Inc.
23.1		Consent of Moss Adams LLP, Independent Registered Public Accounting Firm.
23.2		Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 5.1).
24.1		Power of Attorney (see page II-4).
(1) Incorporated by reference to exhibits filed with Registrant's Current Report on Form 8 K that was filed with the Securities and Exchange Commission on May 20, 2009.

Item 17. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the Registration Statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such date of first use.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S 3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Newark, State of California, on the 10th day of June, 2009.

SOCKET MOBILE, INC.

By: /s/ David W. Dunlap
David W. Dunlap
Chief Financial Officer and
Vice President of Finance and Administration

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints, jointly and severally, Kevin J. Mills and David W. Dunlap, and each one of them, individually and without any other, his attorney in fact, each with full power of substitution, for him in any and all capacities, to sign any and all amendments (including post effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post effective amendments thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys in fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on the 10th day of June, 2009 by the following persons in the capacities indicated.

Signature	Title
/s/ Kevin J. Mills Kevin J. Mills	President and Chief Executive Officer (Principal Executive Officer), and Director
/s/ Charlie Bass Charlie Bass	Chairman of the Board
/s/ David W. Dunlap David W. Dunlap	Chief Financial Officer and Vice President of Finance and Administration (Principal Financial and Accounting Officer)
/s/ Micheal L. Gifford Micheal L. Gifford	Executive Vice President and Director
/s/ Leon Malmed Leon Malmed	Director

Signature	Title
/s/ Thomas O. Miller Thomas O. Miller	Director
/s/ Peter Sealey Peter Sealey	Director
/s/ Enzo Torresi Enzo Torresi	Director

EXHIBIT INDEX

Exhibits		Description

5.1		Opinion of Wilson Sonsini Goodrich & Rosati, P.C.
10.1	(1)	Securities Purchase Agreement dated as of May 18, 2009 among Socket Mobile, Inc. and the Non-Management Purchasers and the Management Purchasers listed on Exhibit A thereto.
10.2	(1)	Registration Rights Agreement dated as of May 18, 2009 by and among Socket Mobile, Inc. and the Purchasers listed on Exhibit A thereto.
10.3	(1)	Form of Warrant for the Purchase of Shares of Common Stock issued to the Non-Management Purchasers.
10.4	(1)	Form of Warrant for the Purchase of Shares of Common Stock to be issued to Security Research Associates, Inc.
23.1		Consent of Moss Adams LLP, Independent Registered Public Accounting Firm.
23.2		Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 5.1).
24.1		Power of Attorney (see page II-4).
(1) Incorporated by reference to exhibits filed with Registrant's Current Report on Form 8 K that was filed with the Securities and Exchange Commission on May 20, 2009.